Exhibit 99.1


                       [GreenCore Technology, Inc. Logo]


Dear Stockholders of GreenCore Technology, Inc.:

It is with the utmost gravity that we address with you certain issues that have arisen within your Company over the last several weeks.

As a matter of background, beginning in February of 2007, the Company had issued two-year interest bearing Notes, convertible into the Company's common stock.
It was shortly thereafter that the Company closed on its acquisition of the solar powered air conditioner company, and began to reengineer that product to produce a better system more suitable for the marketplace. Initial interest payments on the above-mentioned Notes were made in cash; however, in early 2008 when management foresaw credit and equity markets tightening, it was decided to pay interest to the Note holders in restricted common stock.

While the majority of the Note holders agreed to accept stock in lieu of cash interest payments one small group, which had invested in June 2007, was not satisfied with that arrangement and made demands on the Company to be treated in a superior secured position over the other Note holders - which management refused to do. Even so, the disgruntled group took possession of the stock which became freely trading shortly thereafter.

Unfortunately, this disgruntled investor group - comprised of the hedge fund Iroquois Master Fund and certain individuals within Iroquois, including Scot Cohen on behalf of Iroquois and himself personally, Joshua Silverman and Philip Mirabelli - filed an Involuntary Petition in Federal Bankruptcy Court in Delaware under Chapter 7 calling for a complete liquidation of our Company. Later joining the action was the hedge fund Gemini Master Fund, headed by Steven Winters.

Upon learning of the filing of the Petition, management was forced to immediately cease the completion of a new round of financing, thus requiring it to make drastic reductions in staff and establish other extreme cost-cutting measures. Sales and marketing efforts for the Company's recently launched revolutionary solar powered air conditioner all but ceased, and purchase orders placed with vendors were cancelled. Not knowing the eventual outcome of the Petitioners' filing, management felt it was morally and ethically obligated to not take customer deposits, nor to contract with distributors until the outcome was determined.

Although management feels the Company had made great strides in developing the product and getting it out to the marketplace at such high-profile places as The Naval Research Laboratory, MetroPCS and McDonalds, and receiving a tremendous amount of interest from other interested potential distributors and end-users from around the world, these efforts were totally derailed by the Petitioners' filing.

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The Company engaged bankruptcy counsel to explore all of its defenses and remedies. A Motion was filed with the Court to summarily dismiss the Petition as the Company firmly believes this filing violated both the provisions of the Petitioners' Note Agreements and the strict criteria of the bankruptcy court proceedings. Nevertheless, this action put the Company in an extremely perilous position and completely handcuffed management from carrying out its business plan.

The Company's Motion to Dismiss was heard on February 24th in Delaware Court at which time the judge, rather than dismiss the Petition, set a trial date of May 1, 2009. Unfortunately, the cost to continue defending this action through depositions and the discovery process is significant. Given that the filing of the Petition prevented management from being able to pursue financing as well as continue operations, the Company does not have the resources to continue to defend itself against the Petition. Due to the lack of funds to either defend the Petitioners' action or to convert the Chapter 7 to a voluntary Chapter 11, the Company will most likely be forced to withdraw its Motion to Dismiss, which will inevitably lead to the Court's appointment of a trustee to liquidate the Company.

Company management - who has not been paid for nine months - attempted to make a settlement with the disgruntled group for the benefit of the Company, its shareholders and other creditors. These discussions proved to be unfruitful.

The original Petitioners - which only represent approximately 15% of the total Note holders, and approximately 10% of total creditors - arbitrarily decided that it was in the best interest of the Company's shareholders, other creditors, employees, customers and vendors that our Company be shut down and liquidated. By taking this action, they made it impossible for the Company to see through its mission to succeed and enhance shareholder value.

Despite management's best efforts, we do not believe we will be able to prevent this probable outcome.


Respectfully,


Management
GreenCore Technology, Inc.